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                                                                     Exhibit 3.1


                                  AMENDMENT NO. 1

                                       TO THE

                            SECOND AMENDED AND RESTATED
                          AGREEMENT OF LIMITED PARTNERSHIP

                                        OF

                               MACK-CALI REALTY, L.P.


                   (Under and Pursuant to Section 17-202 of the
                 Delaware Revised Uniform Limited Partnership Act)




     The undersigned, being the general partner of Mack-Cali Realty, L.P. does hereby certify:

     FIRST:    The name of the limited partnership is:  Mack-Cali Realty, L.P.

     SECOND:   Article 10.3 of the Second Amended and Restated Agreement of
Limited Partnership Certificate of Limited Partnership is hereby amended and restated in its entirety to read as follows:

               (a) GRANT OF RIGHTS. The Partnership does hereby grant to the Limited Partners and the Limited Partners do hereby accept the right, but not the obligation (such right shall be referred to hereinafter sometimes as the "Redemption Rights"), to require the Partnership to redeem all or part of their OP Units or other classes of Partnership Units as may be designated by the Partnership for shares of Common Stock and/or cash, as determined by the Partnership, in its sole discretion, at any time or from time to time after the date which is one (1) year after the date on which such Partnership Units were issued (or such later date after the date of issuance as may be specified in the Certificate of Designation of any class of Partnership Units or otherwise determined by the General Partner) on the terms and subject to the conditions and restrictions contained in this Section 10.3. In the event that the Partnership elects to redeem the OP Units or other classes of



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          Partnership Units for shares of Common Stock as opposed to cash, then the Partnership shall direct the General Partner to issue and deliver such shares of Common Stock to the Exercising Partner pursuant to the terms set forth in Section 10.3(c) below, in which case, such transaction shall be treated, for federal income tax purposes, as a transfer by the Exercising Partner of such OP Units or other classes of Partnership Units to the General Partner in exchange for the shares of Common Stock. For purposes of this Section 10.3, OP Units issued upon the redemption of Series A or Series B Preferred Units shall be deemed to have been issued on the date such Series A or Series B Preferred Units were issued.

               (b) DELIVERY OF EXERCISE NOTICES. Any one or more Limited Partners ("Exercising Partners") may, subject to the limitations set forth in this Section 10.3, deliver to the General Partner, on behalf of the Partnership, written notice in the form attached to the Unit Certificate as Attachment 1 (the "Exercise Notice") pursuant to which such Exercising Partners elect to exercise their Redemption Rights with respect to all or any portion of their Partnership Units. The Exercise Notice shall specify the specific number of Partnership Units which the Limited Partner intends to require the Partnership to redeem for shares of Common Stock and the specific number of Partnership Units which the Limited Partner intends to require the Partnership to redeem for cash. Only whole numbers of Partnership Units may be redeemed. Once delivered, the Exercise Notice shall be irrevocable, subject to payment by the Partnership of shares of Common Stock and/or cash, as determined by the Partnership in its sole discretion, in respect of such Partnership Units in accordance with the terms hereof.


               (c) Assumption by General Partner. If the Partnership elects to redeem the OP Units or other classes of Partnership Units for shares of Common Stock as opposed to cash pursuant to the terms set forth in Section 10.3(a) hereof, then the General Partner, acting as a distinct legal entity, shall assume directly the obligation with respect thereto and shall satisfy the Exercising Partner's exercise of a Redemption Right by issuing and delivering to the Exercising Partner shares of Common Stock, as determined in accordance with the provisions of Section 10.3(e) below, whereupon the General Partner shall acquire the Offered Units and shall be treated for all purposes of this Agreement as the owner of such Offered Units.

               (d) Limitation on Exercise of Redemption Rights. Redemption Rights may be exercised at any time and from time to time after the date which is one (1) year after the date on which such Partnership Units were issued (or such later date after the date of issuance as may be specified in the Certificate of Designation of any class of Partnership Units or otherwise determined by the General Partner), subject to the following limitations:

                    (i) A Limited Partner may not exercise its Redemption Rights pursuant to any one particular Exercise Notice for less than One Thousand (1,000) Partnership Units or, if such Limited


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               Partner holds less than One Thousand (1,000) Partnership Units, all of the Partnership Units held by such Limited Partner;

                    (ii) A Limited Partner shall not have the right to exercise its Redemption Rights hereunder if, in the opinion of counsel selected by the General Partner, in its sole and absolute discretion, such exercise and/or issuance of shares of Common Stock may or would (A) violate the General Partner's Articles of Incorporation, as amended from time to time, (B) cause the General Partner to fail any one or more of the REIT Requirements or (C) constitute a violation of applicable securities laws; and

                    (iii) Each Limited Partner acknowledges and agrees that the issuance of shares of Common Stock pursuant to the Redemption Rights will not be registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws. Accordingly, shares of Common Stock issued to such Limited Partner may be required to be held indefinitely and the General Partner shall have no obligation to register such shares under the Act or any state securities laws unless required to do so pursuant to a separate written agreement entered into by the General Partner at the time of the issuance. In addition, such Limited Partner will be required to meet such other requirements and to provide such other information and representations as the General Partner may require, which are required in the opinion of its counsel to lawfully allow it to issue such shares without registration under the Act and any applicable state securities laws. Each Limited Partner acknowledges that the certificates representing shares of Common Stock issued will also bear a legend with respect to any restrictions on transfer required in the opinion of counsel for the General Partner. The General Partner acknowledges that the Limited Partners have been granted the right, in certain circumstances and subject to certain limitations, to require the registration under the Act of the shares of Common Stock issued pursuant to the Redemption Rights.

               (e) COMPUTATION OF NUMBER OF EXCHANGE SHARES AND/OR CASH TO BE PAID. Each Partnership Unit which is to be redeemed for shares of Common Stock shall be redeemed for one share of Common Stock, as adjusted from time to time as provided in Section 10.3(i). Each Partnership Unit which is to be redeemed for cash shall be redeemed for


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          an amount of cash equal to the Current Per Share Market Price
          (determined as of the Trading Day immediately preceding the date upon which the closing of the redemption of Offered Units is to occur). Notwithstanding anything contained herein to the contrary, the Partnership, in its sole and absolute discretion, shall have the right either (i) to cause the General Partner, acting in its individual legal capacity, to deliver shares of Common Stock to each Exercising Partner in lieu of all or any portion of the cash requested by such Exercising Partner in a transaction which, for federal income tax purposes, the Partnership, the General Partner and the Exercising Partner acknowledge, and shall treat, as a transfer by the Exercising Partner of its Offered Units to the General Partner in exchange for the shares of such Common Stock, and the number of which shares of Common Stock shall be determined pursuant to the first sentence of this Section 10.3(e) or (ii) to pay cash to each Exercising Partner in lieu of all or any portion of the number of shares of Common Stock requested by such Exercising Partner, the amount of such cash per Partnership Unit shall be determined pursuant to the second sentence of this Section 10.3(e). No fractional shares of Common Stock shall be issued in return for Partnership Units. If more than one Partnership Unit shall be requested to be redeemed at the same time by the same Limited Partner, the number of full shares of Common Stock that shall be issuable upon the redemption thereof shall be computed on the basis of the aggregate number of shares of Common Stock represented by the Partnership Units so presented. If any fraction of a share of Common Stock would, except for the provisions of this
          Section 10.3(e), be issuable on the redemption of any Partnership Units (or specified portion thereof), the Partnership shall pay an amount in cash equal to the Current Per Share Market Price (determined as of the Trading Day immediately preceding the date upon the closing of the Redemption of the Offered Units is to occur), multiplied by such fraction.

               (f) CLOSING; DELIVERY OF ELECTION NOTICE. The closing of the redemption of Offered Units shall, unless otherwise mutually agreed, be held at the principal offices of the General Partner, on the date agreed to by the Partnership and the Exercising Partners, which date shall in no event be later than: (i) ten (10) business days after the date of delivery of the Exercise Notice to the General Partner, on behalf of the Partnership, or (ii) the first date upon which all legal and other conditions with respect to such redemption have been satisfied (which shall include the expiration or termination of any applicable waiting periods).

               (g) CLOSING DELIVERIES. At the closing of the redemption of Offered Units, (i) the Exercising Partners shall execute and deliver (A) proper instruments of transfer and assignment of the Offered Units, (B) a Unit Certificate or Unit Certificates representing the number of Offered Units to be so redeemed and (C) representations and warranties with


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          respect to their due authority to sell all of the right, title and interest in and to such Offered Units to the Partnership and, with respect to the status of the Offered Units, that such Offered Units are free and clear of all liens, claims and encumbrances whatsoever, and (ii) the Partnership shall (A) if shares of Common Stock are to be issued, cause the General Partner, acting in its individual legal capacity, to execute and deliver representations and warranties with respect to its due authority to issue the shares of Common Stock to be received in the exchange; deliver an opinion of counsel for the General Partner, reasonably satisfactory to the Exercising Partners, to the effect that such shares of Common Stock have been duly authorized, are validly issued, fully-paid and non-assessable; and deliver a stock certificate or certificates evidencing the shares of Common Stock to be issued and registered in the name(s) of the Exercising Partner(s) or its or their designee(s), and/or (B) if cash is to be paid for Partnership Units, deliver a check in the amount of any cash due to the Exercising Partner(s) at such closing. If any Exercising Partner shall have delivered a Unit Certificate or Unit Certificates representing a number of Partnership Units in excess of the number of Offered Units, the Partnership shall issue to such Exercising Partner, at the expense of the Partnership, a new Unit Certificate covering the number of Partnership Units representing the unredeemed portion of the Unit Certificate or Unit Certificates so surrendered, which new Unit Certificate shall entitle the holder thereof to such rights of ownership of Partnership Units to the same extent as if the Unit Certificate covering such unredeemed Partnership Units had not been surrendered for redemption.

               (h)         RESTRICTION ON REDEMPTION OF PARTNERSHIP UNITS.
          Notwithstanding anything in paragraph (e) and (f) above, or any other provision of this Section 10.3 to the contrary, after the earlier of January 1, 2006, or the date on which the number of Partners exceeds 500, upon delivery of the Exercise Notice, the Partnership shall notify the Limited Partner, within 10 days thereof, whether such Offered Units will be redeemed for cash or Common Stock and the closing of the redemption of Offered Units shall not occur any earlier than the later of (i) 10 days after such notification by the Partnership or (ii) the fifteenth (15th) day after the date on which the Exercise Notice for such Offered Units was delivered to the General Partner, on behalf of the Partnership, (or, if later, in both case (i) and (ii), the first date upon which all legal and other conditions with respect to such redemption have been satisfied, which shall include the expiration or termination of any applicable waiting periods), and in no event shall the current Per Share Market Price of any such Offered Units be determined as of any Trading Date prior to the fourteenth (14th) business day after the date of delivery of the Exercise Notice; PROVIDED, HOWEVER, that the provisions of this
          Section 10.3(h) shall cease to apply and shall have no further force or effect on the date, if any, on which the Partnership receives either a ruling from the IRS or an unqualified opinion



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          from the Partnership's counsel to the effect that, under the original provisions of paragraph (e) and (f) prior to any modification thereof by this paragraph (h), the Partnership will not be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code or any successor provision.

               (i) TERM OF RIGHTS. Unless sooner terminated, the rights of the parties with respect to the Redemption Rights shall commence as of the date which is one (1) year after the date of this Agreement and lapse for all purposes and in all respects upon the termination of the Partnership; PROVIDED, HOWEVER, that the parties hereto shall continue to be bound by an Exercise Notice delivered to the General Partner, on behalf of the Partnership, prior to such termination.

               (j) COVENANTS OF THE GENERAL PARTNER. To facilitate the General Partner's ability to fully perform its obligations hereunder, the General Partner covenants and agrees as follows:

               (i) At all times during the pendency of the Redemption Rights, the General Partner shall reserve for issuance such number of shares of Common Stock as may be necessary to enable the General Partner to issue such shares, if compelled to do so by the Partnership pursuant to the terms of Section 10.3(a) hereof, in full exchange for all Partnership Units held by the Limited Partners which are from time to time issued and outstanding;

               (ii) During the pendency of the Redemption Rights, each Limited
                    Partner shall receive in a timely manner all reports and/or other communications transmitted from time to time by the General Partner to its shareholders generally; and

              (iii) In case the General Partner shall issue rights or warrants to all holders of shares of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Per Share Market Price as of the date immediately prior to the date of such issuance, the General Partner shall also issue to each holder of a Partnership Unit such number of rights or warrants, as the case may be, as he would have been entitled to receive had he required the Partnership to redeem his Partnership Units immediately prior to the record date for such issuance by the General Partner.

               (iv) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares, the number of



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                    shares of Common Stock for which each Partnership Unit
                    thereafter may be redeemed shall be increased proportionately, and, conversely, in case outstanding shares of Common Stock each shall be combined into a smaller number of shares, the number of shares of Common Stock for which each Partnership Unit thereafter may be redeemed shall be reduced proportionately, such increase or reduction as the case may be, to become effective immediately after the opening of business on the Trading Day following the day upon which such subdivision or combination becomes effective.

               (v) In case shares of Common Stock shall be changed into the same or a different number of shares of any class or classes of shares of beneficial interest, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or a stock dividend described in Section 10.3(i)(iv) above) then and in each such event the Limited Partners shall have the right thereafter to require the Partnership to redeem their Partnership Units for the kind and amount of shares and other securities and property which would have been received upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock for which the Partnership Units might have been redeemed immediately prior to such reorganization, reclassification or change.

               (vi) If compelled by the Partnership to issue shares of Common
                    Stock pursuant to the terms of Section 10.3(a) hereof, the General Partner may, but shall not be required to, make such adjustments to the number of shares of Common Stock issuable upon redemption of a Partnership Unit, in addition to those required by paragraphs (iii), (iv) and (v) of this Section 10.3(i), as the Board of Directors considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients. The Board of Directors shall have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to this Section 10.3(i) and its actions in so doing shall be final and conclusive.

               (k) LIMITED PARTNERS' COVENANT. Each Limited Partner covenants and agrees with the Partnership and the General Partner, acting in its individual legal capacity, as the case may be, that all Offered Units


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          tendered in accordance with the exercise of Redemption Rights herein provided shall be delivered free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Offered Units, the Partnership and the General Partner, acting in its individual legal capacity, as the case may be, shall be under no obligation to acquire the same. Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Offered Units, such Limited Partner shall assume and pay such transfer tax.

















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     IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 this
21st day of August, 1998.



                                   MACK-CALI REALTY, L.P.

                                   By:  MACK-CALI REALTY CORPORATION,
                                        as its General Partner


                                   By: /s/ Thomas A. Rizk
                                      -------------------------------
                                      Name:  Thomas A. Rizk
                                      Title: Chief Executive Officer


                                   MACK-CALI REALTY CORPORATION,
                                   in its individual legal capacity


                                   By: /s/ Mitchell E. Hersh
                                      -------------------------------
                                      Name:  Mitchell E. Hersh
                                      Title: President and Chief Operating
                                              Officer




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